CIB Marine Bancshares, Inc. Announces
Appointment of Mark A. Elste to Its Board of Directors

Waukesha, WI, September 30, 2011 – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) announced today that Mark A. Elste has been named to the Company’s Board of Directors.

Mr. Elste, age 56, is a native of Chicago who has spent the past 28 years in the Milwaukee area. He earned his bachelor’s and master’s of business administration degrees from the University of Wisconsin – Milwaukee and is a Chartered Financial Analyst (CFA) charterholder with more than 35 years of national investment advisory experience. Mr. Elste currently serves as President and CEO of Pennant Management, Inc., a firm he founded in 1992, which provides investment management services. He is also Chief Operating Officer of Pennant Management’s corporate parent company, U.S. Fiduciary Services, Inc., which owns and operates independent trust organizations with $26 billion under management and administration. Prior to founding Pennant Management, Mr. Elste served as SVP and Chief Investment Officer for Bank One Wisconsin Trust Company, and Banc One Investment Advisors, Inc. where his responsibilities included management of a $16 billion portfolio.

“We are pleased to announce that Mark is joining the Board,” said John P. Hickey, Jr., CIB Marine’s Chairman of the Board of Directors. “He will play an important role in evaluating and advising us on our strategic, financial and operating goals and will be a tremendous asset to CIB Marine as we continue to improve operating efficiencies and focus on our key Midwestern markets.”

Mr. Elste responded, “I look forward to being involved in CIB Marine’s future, and hope that my knowledge and experience will prove to be positive assets to the organization.”

CIB Marine Bancshares, Inc. is a bank holding company based in Waukesha, Wisconsin, that operates 14 banking offices in Illinois, Indiana and Wisconsin.

Contact:

Charles J. Ponicki

President & CEO

(847) 472-4423

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010 and in other SEC filings subsequent to December 31, 2010.

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